Exhibit 99.1

EDITED TRANSCRIPT FCN - Q3 2018 FTI Consulting Inc Earnings Call EVENT DATE/TIME: OCTOBER 25, 2018 / 1:00PM GMT OVERVIEW: FCN reported 3Q18 revenues of $513m, net income of $44.3m and GAAP EPS of $1.14. Expects 2018 revenues to be $1.96-1.99b, GAAP EPS to be $3.53-3.73 and adjusted EPS to be $3.60-3.80.

OCTOBER 25, 2018 / 1:00PM, FCN - Q3 2018 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc.—CFO & Interim CAO

Mollie Hawkes FTI Consulting, Inc.—MD of IR & Communications

Steven H. Gunby FTI Consulting, Inc.—President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Joseph Marberry Thompson SunTrust Banks, Inc.—Head of SunTrust Private Wealth Management

Marc Frye Riddick Sidoti & Company, LLC—Business and Consumer Services Analyst

Timothy John McHugh William Blair & Company L.L.C., Research Division—Partner & Global Services Analyst

PRESENTATION

Operator

Good morning, and welcome to the FTI Consulting Third Quarter 2018 Earnings Conference Call. (Operator Instructions)

Please note that this event is being recorded.

At this time, I would like to turn the conference over to Mollie Hawkes, Managing Director of Investor Relations. Please go ahead.

Mollie Hawkes—FTI Consulting, Inc.—MD of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s third quarter of 2018 earnings results reported this morning.

Management will begin with formal remarks, after which we’ll take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934, that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions related to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our Form 10-K for the year ended December 31, 2017, and Form 10-Q for the quarter ended September 30, 2018, and in other filings filed with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statement, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures, such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliation.

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Lastly, there are 2 items that have been posted to our Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our third quarter of 2018 results. Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations website. To ensure disclosures are consistent, these slides provide the same details as they have historically, and as I said, are available on our Investor Relations section of our website.

With these formalities out of the way, I am joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby—FTI Consulting, Inc.—President, CEO & Director

Thank you, Mollie, and good morning, and thank you all for joining us today. I’m sure many of you saw the press release this morning. This quarter, we once again delivered terrific results, and I’m pleased to share them with you along with Ajay. It was another record quarter for revenues with revenues increasing 14% year-over-year. And all of that 14% was organic growth. That terrific revenue growth translated into earnings per share of $1.14 and adjusted EPS of $1 per share. Ajay will go through those results in more detail shortly, but we thought I would start by sharing a few perspectives on those results.

As I think most folks on this call know, in this company, and in fact, I believe in this industry, quarterly results almost always reflect a combination of factors. Some are the sort of fundamental persistent forces that we’ve been trying to drive to build this company, the fixes we’ve made, the investments we’ve made and the successes we are having on those efforts. But some of them are a set of short-term factors that are much more random, factors that can cut substantially one way or the other in any given quarter. We have, over the last several years, strengthened this company enormously. And this quarter’s and this year’s results reflect powerfully that multi-year trend. But this year, we also benefited from some short-term factors that cut in our favor. I’d like to elaborate on these points a bit.

As we’ve talked about in the past, there are a lot of short-term factors that can influence, and over the past several years have influenced quarterly results one way or the other. I’m sure you will recall us talking about success fees or tax catchups or losing or winning some particularly large jobs or surges or lags and expenditures in any given quarter. From a longer-term perspective, none of those things matter. Whether a success fee comes in one quarter or another, whether we have seasonal intakes of staff in a month that happened to depress utilization for a few months, whether lateral hires happened by chance to clump in the beginning of a year or later, none of those things makes any difference to our long-term trajectory, to us building the business. But given our fixed cost structure, those factors can and do influence short-term results, not in any material way if you look across a couple of years, but in a very material way over a short period of time. In that connection in some bad quarters, as I’m sure you’ll remember, Ajay and I have pointed out short-term factors that we believed were causing the results then to understate the core trajectory of this company. To be consistent, I think we’d have to underscore that this quarter and in fact much of this year has seen us more the beneficiary of some strong short-term factors, much more than we have seen in some prior years and more than we anticipated this year.

Let me highlight 2 factors that I believe have been particularly significant. First, and most important, we have won an extraordinary number of big jobs this year. And these jobs have, by and large, persisted longer than we anticipated. Now big jobs to me are a very interesting phenomenon. In some ways they’re not just a short-term factor. When we win big jobs, they make us more well known, they strengthen the essence of our brand,they reinforce the core relationships we have. Winning big jobs is part of this company’s DNA. It’s part of our brand-building efforts, it’s part of the long-term strategy. And thus, I expect the successes we’d had this year will have lasting beneficial effects. But big jobs also have disproportionate impact on the P&L in a short-term way. We have a fixed cost structure. So if you win a substantial job that extends longer than you expected, it has an incredibly leveraged effect on the bottom line. And that has happened this quarter and much of this year.

I believe, I can’t prove but I believe that we have a long-term trend here that we are getting better and better at winning big jobs in the marketplace.I believe we’ve been improving that fundamental batting average. Nevertheless, we don’t think it’s reasonable to expect to sustain the incredible batting average we’ve been having this year. And in that sense, there’s a short-term element to the success. The second short-term factor this year has been the timing of our investments. As I think everyone on this call knows, the major investments in this company are almost always in people.

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And most of the time in a short-term way, those investments cost us EBITDA. Now there is a paradox. Over any extended period of time, our people are the only way we create EBITDA. We’re a people company. The addition of capacity is essential to driving growth, but most of the time the addition of capacity depresses earnings at the outset. Whether it’s junior people who come in and are unutilized for a while or senior people who come in and who have constraints in who they can call, doesn’t matter. They typically aren’t running at the rate they’re going to run 18 months later. But the timing of those investments can make material difference to the short-term P&L.

This year, we continued to fundamentally invest in our people. We promoted more people this year and last year than ever before. We continue to invest in training and people’s development. But this year as well some investments lag, particularly on the hiring front. For example, with respect to our junior hiring, we were, in some of our businesses, just so busy that we got behind in hiring the first half of the year. We have made real progress now in the second half of this year, and we fully expect to meet our original plans, but in a more backloaded way than we originally planned. And then on the lateral hiring SMD front, as I think I’ve mentioned before, we are having unprecedented success in the marketplace. The phone is ringing off the hook. But for random reasons, most of those hires are only starting in the second half of the year. I think we had 8 lateral hires start in the first half of the year, which isn’t bad compared to the 11 lateral hires we had for a whole year just a few years back. But it’s tiny compared to the 23 or 24 lateral hires SMDs we’ve already welcomed in the second half of 2018, with more expected to come later in the year.

As you’re not surprised, I’m enthusiastic about these investments. Just as the investments we made 18 to 24 months ago have been the key contributors to the success we’re having this year, I believe the investments we have been making this year and now are going to be key contributors to growing our company and earnings 18, 24 or 36 months from now. But we need to acknowledge that in the near term, the addition of that capacity can depress earnings and in paradoxical way the absence of them over the last several quarters has contributed to the earnings in those quarters.

Let me pause. Why am I saying all this? Some of it is to just continue the process and making sure that all of our core investors have a deep understanding of the various factors that can drive short-term results in this company. We believe in transparency. But important as well it’s also to manage expectations a bit. Some of the terrific performance this year has been outperformance on the big jobs at a level that frankly, we are not sure we can count on. And some of it has been the result of in a fact lags in investment in people, investments that are critical for the long-term growth. So part of the goal of going through this, I think, part of the discussion that Ajay is going to have is to manage expectations a little bit.

At the same time, I’d like to deliver a second message, one that might sound a little contradictory. It is to reinforce the powerful expectations and the lofty aspirations that I hope everyone on this call has for this company going forward in any medium term. Those short-term flux factors can fluctuate, and they do fluctuate, and this year, I believed, have benefited our financials. If you look through the short-term fluctuations, over any longer period of time, I believe you see a company coming into its own, a company powerfully positioned to the marketplace, growing market share and increasing its presence in a way that is powerful and is sustainable. These points are beliefs, but they’re not just beliefs. You can see support for them just by looking at financial results over an extended period of time. If you look over any period of time, you frequently see quarters and half years that have been up or down in significant amounts. For example, even in the last 2 years, we’ve had quarters where adjusted EPS was $1.14. We’ve had quarters where adjusted EPS was $0.24. A lot of volatility. But at the same time, if you look at any medium-term picture, any medium-term picture, it is one of extraordinary, sustained performance. For example, we reported adjusted EPS just a few years ago in 2014 of $1.64, which grew to $1.84 in 2015, $2.24 and $2.32 in 2016 and 2017, respectively. And now 3 quarters through 2018, we’ve delivered adjusted EPS over $3. This year, we will have adjusted EPS grow 4 years in a row for the first time in this company’s history. And we’ve done that with out-of-market boom supporting any of our businesses.

Along the way, there have been bad quarters and even a bad 3 or 4 quarters in a row and there have been great 3 quarters in a row. Some of that is noise. And there’s always going to be some noise in the short-term, as there’s short-term factors. What we try to do is to look through those short-term factors. And when we do, we see sustained performance reflecting the fact that our teams are building this company, are building an enterprise that they are unleashing incredible power of this organization.

I talk about our teams. One thing I believe is critical to building an enterprise is that you have to, in professional services, build it not just for your shareholders but for your teams. I believe that’s essential for any sort of sustained value creation. You can create short-term value shareholder value at the expense of your people. But in any great professional services organization, it is not a strategy that will win or create shareholder value over any medium term. Medium-term and long-term creation of shareholder value comes by creating a proposition for great professionals, allows

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them to thrive, to build businesses, to build client relationships, to team with others across an enterprise in a way that makes them more productive, allows them to deliver on their aspirations for their clients, for themselves, for their people. It is through those efforts, that energy that you build amore powerful enterprise for the clients, for the staff and through that, you can build shareholder value that is real, that is sustainable, that is lasting. That is what we are focused on and that is what we believe we’ve been building. With that, let me turn this over to Ajay to give you some more details on the quarter.

Ajay J. Sabherwal—FTI Consulting, Inc.—CFO & Interim CAO

Thank you, Steve. Good morning, everybody. I will start by summarizing our results. Then I will review quarter-over-quarter and certain sequential quarter results at the segment level and key cash flow and balance sheet items. After that, I will discuss guidance for the year.

First, the highlights of the quarter. With 14.3% growth from the prior-year quarter, we set a new record for quarterly revenues. Each of our segments grew year-over-year with particularly strong results in our Economic Consulting and Technology segments. We successfully monetized our Ringtail e-discovery software and related business. And with our convertible note issuance, we lowered our future cash interest expense.

Moving on to the details. Third quarter revenues of $513 million were up $64 million from $449 million in the prior-year quarter. Fully diluted earnings per share or EPS of $1.14 in 3Q’18 compared to $0.85 in 3Q’17. This includes the $0.16 gain related to the sale of our Ringtail software and related business, which was slightly offset by a $0.02 reduction in EPS from the noncash interest expense

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which represents the amortization of the carrying value of the equity component of our convertible notes. Adjusted EPS, which exclude the Ringtail-related gain and convertible note noncash interest expense were $1, which compares to $0.83 in the prior year quarter.

Third quarter 2018 net income of $44.3 million compared to net income of $32.2 million in the prior year quarter. The increase in net income was largely due to higher operating profits and the $6.2 million gain net of taxes related to the sale of Ringtail. Third quarter 2018 adjusted EBITDA of $67.4 million or 13.1% of revenues compared to $57.4 million or 12.8% of revenues in the prior year quarter. The increase in adjusted EBITDA was primarily due to higher revenues, which were partially offset by higher compensation and other SG&A expenses. SG&A for the third quarter of$117.5 million compared to $104.2 million in the third quarter of ’17. The increase was primarily due to higher compensation and benefits, in part,to reflect our strong performance this year. Despite the increase in SG&A year-over-year, SG&A in the third quarter of 22.9% of revenues was lower than the 23.2% of revenues in the prior-year quarter. On a sequential basis, revenues were up slightly, but adjusted EBITDA was down $5 million,primarily because the growth in revenues was in lower margin segments and an increase in variable compensation and benefits-related accruals.Consequently, though very strong, adjusted EPS were down sequentially from $1.14 in the second quarter to $1 in the third quarter. GAAP EPS in the quarter of $1.14 were flat compared to the second quarter.

Our effective tax rate for the third quarter of 31% compared to 22.2% in the third quarter of ’17. We had an unusually low effective tax rate in the prior year quarter, driven primarily by a higher percentage of our 2017 profits coming from lower tax jurisdictions. Conversely, our third quarter of 2018 effective tax rate includes an unfavorable discrete tax adjustment related to the sale of Ringtail. Excluding this adjustment, our effective tax rate this quarter would have been 26.1%, which compares to our second quarter of 2018 effective tax rate of 24.4%.

For the fourth quarter, we expect our effective tax rate to be between 26% and 28%.

Our total headcount was up by 41 professionals compared to the prior year quarter. We had 96 more billable professionals and 55 fewer nonbillable professionals. Sequentially, total headcount was up by 87. We had a 163 more billable professionals and 76 fewer nonbillable professionals. Worth noting, the sale of Ringtail resulted in a reduction of 69 nonbillable professionals and 15 billable professionals.

Now I will share some insights at the segment level. In Corporate Finance & Restructuring, revenues increased $7.3 million or 5.7% to $135.4 million in the quarter compared to $128.1 million in the prior year quarter. The increase in revenues was due to higher demand for business transformation and transaction services, which was partially offset by lower success fees. Adjusted segment EBITDA was $26.8 million or 19.8% of segment revenues compared to $26.7 million or 20.9% of segment revenues in the prior year quarter. Adjusted segment EBITDA was consistent with the prior year quarter as the increase in revenues was offset by higher compensation.

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On a sequential basis, Corporate Finance revenues decreased $5.9 million or 4.2%. As we saw, the roll-off of some large restructuring engagements that drove record first half of 2018 revenues.

Turning to FLC. Revenues increased $8 million or 6.8% to $126.7 million in the quarter compared to $118.6 million in the prior year quarter. The increase in revenues was primarily driven by higher demand for construction solutions, disputes and investigations services, which was partially offset by reduced demand for health solutions services. Adjusted segment EBITDA was $22 million or 17.3% of segment revenues compared to $22.5 million or 19% of segment revenues in the prior year quarter. Adjusted segment EBITDA was down slightly compared with the prior year quarter as the increase in revenues was offset by higher compensation. On a sequential basis, FLC revenues decreased $6.8 million or 5.1% as we saw the roll-off of some large investigations engagements that drove record first half of 2018 revenues.

Our Economic Consulting segment reported near-record quarterly revenues of $139.2 million, up $27.4 million or 24.5% compared to $111.8 million in the prior year quarter. The increase in revenues was primarily due to higher demand for our antitrust and financial economic services. Adjusted segment EBITDA was $23.2 million or 16.7% of segment revenues compared to $12.1 million or 10.8% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues and a 9 percentage point improvement in utilization. On a sequential basis, Economic Consulting revenues increased $5.9 million or 4.4%, primarily reflecting an uptick in antitrust-related activity.

In Technology, revenues increased $14.4 million or 34.1% to $56.7 million in the quarter compared to $42.3 million in the prior year quarter. The increase in revenues was due to sharply higher demand for M&A-related second request activity. Adjusted segment EBITDA was $11.5 million or 20.2% of segment revenues compared to $6 million or 14.1% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues and a reduction in R&D expenses, which was partially offset by higher variable compensation related to as-needed contractors. Sequentially, revenues increased $10.3 million or 22.1%, driven by the surge in second request revenues. It is noteworthy that the M&A-related engagements that contributed to the strength and technology during the second quarter — during the quarter are large jobs that are time sensitive and can begin and conclude in the same quarter.

The uptick in M&A-related demand benefited both our Technology and Economic Consulting segments and allowed us to maintain our streak of record quarterly revenues, even with sequential declines in FLC and Corporate Finance.

Strategic Communications continued to report strong quarterly revenues. Revenues increased $6.9 million or 14.3% to $55.1 million in the quarter compared to $48.2 million in the prior year quarter. The increase in revenues was primarily due to a $3.3 million increase in pass-through revenues combined with an increase in project-based revenues in North America, particularly for our public affairs practice. Adjusted segment EBITDA was $10.8 million or 19.6% of segment revenues compared to $8.1 million or 16.8% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in pass-through expenses and higher variable compensation.

Let me now discuss key cash flow and balance sheet items. We generated net cash from operating activities of $120.9 million compared to $106.2 million for the prior year quarter. The increase was primarily due to higher cash collections resulting from increased revenues, which was partially offset by an increase in cash paid for salaries and benefits. Free cash flow of $109.2 million in the quarter compared to free cash flow of $99.3 million in the prior year quarter. Total debt net of cash was $110.4 million at September 30, 2018, compared to $258.4 million at June 30 of 2018 and $307 million at September 30 of 2017. The improvement was primarily due to an increase in net cash provided by operating activities and the $50.3 million in net proceeds from the sale of Ringtail. As I mentioned in my highlights, during the quarter, we issued 2% convertible notes due 2023 in an aggregate principal amount of $316.25 million. With replacement financing in hand, on October 15, we announced our intent to redeem our $300 million or 6% senior notes in November. We expect this to result in approximately $12 million in lower cash interest on an annualized basis. Concurrent with the offering, we spent $15 million using a portion of the net proceeds from the offering to purchase 196,050 shares of our stock at an average price of $76.51 per share. These repurchases were separately authorized and were not part of our current $300 million share repurchase authorization, of which $99.1 million remain.

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Turning to our guidance for the year. Given the strength of this quarter beyond our expectations, we are raising 2018 guidance again. We now expect revenues to range between $1.96 billion and $1.99 billion, which is up from our prior guidance range of between $1.91 billion and $1.96 billion. Adjusted EPS are now expected to range between $3.60 and $3.80, which compares to our prior guidance range of adjusted EPS between $2.90 and $3.30. GAAP EPS are now expected to range between $3.53 and $3.73, up from our prior guidance range of EPS between $2.90 and $3.30. This range reflects the improvement in performance and is offset partially by an anticipated fourth quarter charge from the early extinguishment of our high-yield notes.

Our updated guidance for 2018 reflects record performance that extended through the third quarter but assumes moderation in our business performance in the fourth quarter based primarily on historical precedent. It also considers several specific factors including: we continue to have an expectations that our intake of and success rate in winning businesses may moderate; we have increased costs related to our increased headcount, which is being driven both by hires from campuses and the uptick in SMD hires in the second half of 2018. The seasonal expectation is for professionals to take time off during the holidays, and we anticipate the potential impact on utilization of our SMD meeting, which is scheduled to take place in mid-December. Finally, as Steve said, guidance is also shaped by our relatively fixed cost structure, which means that small shifts in revenues have a much larger impact, both positive and negative on EPS.

Before we open the call for your questions, I’d like to end my prepared remarks by sharing key themes that we believe shape the future prospects of FTI. First and foremost, our people and their relationships are our core strengths. The strength of our franchise is increasingly making FTI a place where the best people want to work, and our brand has only been further enhanced by the quality of the people we have promoted and are attracting. Second, our bedrock core competencies in areas like disputes, investigations and prices are finding even more relevance as we continue to build our adjacent practices in business transformation, cybersecurity, information governance, construction solutions and public affairs globally. Third, our performance has been achieved without a boom in restructuring. Obviously, a pickup in restructuring activity precipitated by higher interest rates should greatly benefit FTI. Fourth, we have delivered these improved results over the last 4 quarters from almost exclusively organic growth with improved utilization. Not only do we continue to grow headcount to support further revenue growth, but also remain focused on utilization. Fifth, the balance sheet of FTI has never been stronger. We have enormous flexibility to opportunistically buy back shares, to invest in organic growth and to pursue acquisitions in a disciplined fashion.

With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And your first question this morning will be from Tobey Sommer of SunTrust.

Joseph Marberry Thompson—SunTrust Banks, Inc.—Head of SunTrust Private Wealth Management

This is Joseph Thompson on the line for Tobey this morning. First of all, I was interested in — you mentioned towards the beginning of the call that you believe you’re going to win more big jobs. What — are you seeing a pickup in prospects for big business? Any additional color on that would be nice.

Steven H. Gunby—FTI Consulting, Inc.—President, CEO & Director

Let me — I think the winning or losing of big jobs is essentially a very random event that affects our financials in a short-term way significantly. And I think that was the main point that I was just trying to underscore. I believe that one of the reasons over the last 3, 4 years we have had sustained growth is because of the talent we’ve attracted, the way we’ve been directing that talent, the strategies we’ve had have allowed us to win a higher share of big jobs in various places around the business. So I believe, but it’s hard to find the data, that there is a long-term trend of us winning more and more big jobs that is driving some of the long-term success. But the other point I was making is that can get trumped by any short-term factors

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up and down. And in the beginning of — like 18 months ago, we happened to swing and miss a couple of big jobs and that have led us to have terrible results in that quarter. And this year, we just seem to be hitting on every one. And — we don’t believe — even though we believe our long-term batting average is getting better, we’re not sure — we don’t believe it was as bad as it showed up in early part of ’17, and we’re not sure that we’ve yet gotten our sustained batting average to the current level. So does that give you at least a qualitative sense, Joseph?

Operator

(Operator Instructions) And the next question will be from Tim McHugh of William Blair.

Timothy John McHugh—William Blair & Company L.L.C., Research Division—Partner & Global Services Analyst

I guess just maybe following up, Steven, on kind of your initial theme a little bit, which was as you said to kind of temper a little bit expectations. I guess can you help us more, I guess, quantifiably think about what is normal for FTI at this point? When you — on one hand I know you’re winning more big jobs, but yet the pace you’re saying was higher than normal and you’re hiring more. So the best way I guess I can think of it is, it is an EBITDA margin or something like that. What’s normal, I guess? And what should our expectations be as we think about a year or 2 from now for what a normal performance level is?

Steven H. Gunby—FTI Consulting, Inc.—President, CEO & Director

Look, let me say one thing and then Ajay is kicking me under the table because he wants us to be very precise on what we’re saying about the future. Look, I think what I’ve said over time is, what I believed is for a while the company underperformed talent of its — of the terrific talent that we have and the positions we have in the marketplace. And that — if we just hit some of the right things with the talent we have and the ability to attract talent, we can deliver sustained double-digit growth. With a lot of noise any given quarter, which can be — you can be up 100% in the quarter, you can be down 100% in the quarter. That’s not the real factors. The real thing is the sustained growth through it. And I think the data I’ve seen through now 4 years or more than 4 years is that, that’s true. When we bet on the right professionals, we grow our business. Now that still can get trumped for any 2, 3 quarters by a winning or losing of a big job, but when you bet on the right professionals, you have the hard-nosed right strategies, you grow businesses. And when you kid yourself, you don’t. And so I think we can deliver sustained — I think we’ve been saying this away, sustained double-digit EPS growth over time. And that’s kind of what we have been saying now for a while. Obviously, you can see this year is very high compared to sustained double-digit EPS this year. And part of that is what — why I’m underscoring this. Let me see if Ajay wants to add anything.

Ajay J. Sabherwal—FTI Consulting, Inc.—CFO & Interim CAO

No, no, I think you’ve captured it. Now, Tim, we’ll give guidance for 2019 in the late February, March timeframe when we announce our fourthquarter results. I’m not going to get ahead of that. We’ve given fourth quarter guidance, which assumes, as I said, some moderation and so on andso forth. And we’ve been doing that virtually every quarter. And every quarter, we have been pleasantly surprised of the upside. I mean this quarter,we are actually delighted that we did see some moderation sequentially in FLC and CF, but more than made up in economics and technologies.But this is fantastic. We’re delighted by it. May it long continue. But our guidance has been on double-digit, sustained double-digit earnings growthover time through a combination of use of cash and EBITDA growth. This year it’s almost exclusively from EBITDA growth and it’s well more than small double digit. It’s very high. So we are shaping those expectations without in any way

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the fantastic performance.

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Steven H. Gunby—FTI Consulting, Inc.—President, CEO & Director

Or without taking away from a perception that we believe the — this company is going to continue to grow and develop in a powerful way over the next years. Tim, does that detailed quantification, does that help a little bit?

Timothy John McHugh—William Blair & Company L.L.C., Research Division—Partner & Global Services Analyst

Yes, a little bit. I get you want to be cautious about what you’re saying about ’19, I guess. But maybe one other way of asking it is, when you say your response is kind of focused on double-digit growth over sustained long period of time, is 2018 a level at which you can grow from? I mean is that still — I mean if we’re using your response or do we have to discount that?

Ajay J. Sabherwal—FTI Consulting, Inc.—CFO & Interim CAO

So. Again, no. This is a key point and obviously, you’re hitting on the absolute point that I would expect you to hit on. We’re not going to give 2019 guidance yet. We — I’m not going to tell you that one thing and then change it 4 months from now. We’d like to grow every year. We’d like to grow handsomely every year. 2018 is way above our expectations. Virtually every quarter has been way above our expectations. And we work hard at giving the guidance. And we’ve exceeded that guidance. We don’t want to take away from our practitioners from that success. But surely these are ahead of our expectations.

Steven H. Gunby—FTI Consulting, Inc.—President, CEO & Director

And, Tim, let me just say one other thing. We had a few bad quarters in a row, maybe the end of ’16, beginning of ’17. And I didn’t believe that those actually reflected what was going on in the company. I thought there was a series of short-term factors that were obscuring it, and we tried our best to telegraph that in a strong way. And I guess I was too new a CEO or whatever. I’m not sure the market believed it. And so the stock was pummeled by that. And we went out and bought a bunch of shares, which was good for us, but I was frustrated by the lack of credibility that we had that said the company is going places and yet people don’t believe. And so I think one of the things I wanted to do this year was make sure that where those cut the other way be transparent about that. So you know we’re trying to be as transparent as we can be always. And where we think some short-term factors have helped our results, we’re going to say that and hopefully, if we have short-term factors go the other way at some point in the future, then people will believe us when we say that’s not something that you pay attention to too. So that’s part of the reason we emphasized this year. Does that make sense?

Timothy John McHugh—William Blair & Company L.L.C., Research Division—Partner & Global Services Analyst

Yes. That’s fair enough. Can I just ask on the Ringtail divestiture? How we think about the financial impact of that on an ongoing basis?

Ajay J. Sabherwal—FTI Consulting, Inc.—CFO & Interim CAO

Yes, I’ll give you more color on that completely understand. So the licensing revenue, Tim, is shy of 10% of our total Ringtail — our total Technology segment revenues. It’s between 5% and 10% of the total revenue. And on an EBITDA basis, it was a negative contributor. So that — what that means is the R&D expenditure and the other direct costs or other SG&A costs like in sales, marketing, et cetera, exceeded the revenue. So through the divestiture, it’s EBITDA accretive. It’s even more — somewhat even more cash accretive because there’s also capitalized R&D. And that capitalized R&D will go away because we don’t do R&D. It will be replaced by a license fee that’s capitalized and amortized in a year, but that license fee’s less than what we were spending in R&D. So positive on EBITDA just from the divestiture and positive on cash as well. Marginally accretive to EBITDA.

Operator

And the next question will be from Marc Riddick of Sidoti.

OCTOBER 25, 2018 / 1:00PM, FCN - Q3 2018 FTI Consulting Inc Earnings Call

Marc Frye Riddick—Sidoti & Company, LLC—Business and Consumer Services Analyst

I wanted to go back to some of the big picture kind of questions around the beginning of your commentary. And I wanted to see if you could put a little more background into it when you’re talking about larger jobs. I wanted to get a sense of, when you are talking about, let’s say, a comparable large job today versus maybe 5 years ago. Can you sort of give us maybe what you’re seeing as to — is it a function of complexity as far as — what’s leading to these jobs lasting longer than — I know it’s kind of a general concept and a bit squishy, but I’m trying to get a sense of what’s making a similar job last longer and potentially maybe have a different impact than maybe it might have 5 years ago?

Steven H. Gunby—FTI Consulting, Inc.—President, CEO & Director

Yes. So I don’t know that it has a different impact than it did 5 years ago. I think what we’re really seeing are some more random factors. What makes it last longer is much more — sometimes you’re able to help a client get to a position where they can end the case quickly or settle the case quickly. That’s very helpful from the client’s point of view, but then your billings — and that’s what our job is, but then your billings go away. And sometimes the issues persist. So the end or not has much more to do with the context of a specific litigation, for example or a specific assignment than it does to anything with respect to macro factors or changes we’ve made. So whether a thing ends fast or not is somewhat random, I believe. And the science of the large jobs can vary across the board. They can vary, but I don’t know that the big jobs are bigger now than they were 5 years ago. Maybe they are.

Ajay J. Sabherwal—FTI Consulting, Inc.—CFO & Interim CAO

Well, there are more of them.

Steven H. Gunby—FTI Consulting, Inc.—President, CEO & Director

There are more of them.

Ajay J. Sabherwal—FTI Consulting, Inc.—CFO & Interim CAO

So we would have historically. And I’ve only been here 2-plus years. But historically, you would have the one big job in one segment. Now you have big job in multiple segments. Like here this quarter, we had a huge job for its size and — for technology in technology. Similarly in economics. And we had some roll-off of similar jobs in CF and FLC. This is what’s truly exceptional that every segment is doing well.

Steven H. Gunby—FTI Consulting, Inc.—President, CEO & Director

And I would say I see picking up on that. There is some predictability in the sense that if you have a second request, like one of the — the tech job here was a second request. That tends to be pretty defined timeframe. And it comes and goes pretty quickly. And it always has. Investigations are tending to be more complicated. Some of them can be fast, some of them can be short, some of them can be long and so forth. Does that give you a feel, Marc?

Marc Frye Riddick—Sidoti & Company, LLC—Business and Consumer Services Analyst

Yes. That’s helpful. And I guess maybe to piggyback on that. Are you getting a sense — because you’ve always kind of worked with large clients and law firms would have you. I was wondering if you’re getting any sense of — is there any change in client behavior when it comes to their willingness to work with you on multiple things as far as — not necessarily just from a cross line, kind of, perspective, but also maybe there how clients are looking at potential — I don’t want to call them complex — potential factors in similar industries, if you will. I mean are they more willing to be more active even if you’re working in the similar area with other competitors? Or is there any change in that client attitude or behaviors as far as how much they’re willing to engage with you?

OCTOBER 25, 2018 / 1:00PM, FCN - Q3 2018 FTI Consulting Inc Earnings Call

Steven H. Gunby—FTI Consulting, Inc.—President, CEO & Director

So I’m not sure that there is a fundamental change in the client mental map. I think what has happened are 2 things. We have, over the last several years, through a lot of work by a lot of people, strengthened the individual businesses. And so we just have more practitioners with — who are at the top end of the game than we did 3, 4, 5 years ago. And that means we have more people who will get reached — be reached — get reached out to for the largest jobs in the marketplace. I just think, I mean that is the fundamental — our — look, we will do lots of small jobs and we’ll do everything and we’ll do — focus on it, but our brand gets built off of these very large jobs, the ones you know about. And we have more and more people in more and more parts of our business that are capable of winning those jobs. So that’s the first point. That’s the one where we’ve made the most progress. The second place where we’ve made some progress is more systematically introducing ourselves to our ultimate clients. Historically, we did most of our work through law firms. We still get hired by the law firms. And the law firms are usually interested in a very narrow definition of, they want the e-discovery team or they want the damages team. As we’ve gotten to know general counsels of major companies, they actually like the fact that they can deal with fewer people on a very sensitive issue, somebody who can help them not only on their damages but their investigation, perhaps their external and internal communications. So we are moving to deal with a latent client demand for much more integrated services that we historically haven’t done. But I think that’s more future looking. That’s been a part of our success over the last few years, but I think it’s more opportunity going forward. I think the bigger driver of the success over the last few years has been the strengthening of the individual businesses by our leadership teams, by the practitioners in there. And then on top of that, Marc, there’s always some luck in any given quarter. Does that help?

Operator

Ladies and gentlemen, this will conclude our question-and-answer session. I would like to hand the conference back to Steven Gunby for his closing remarks.

Steven H. Gunby—FTI Consulting, Inc.—President, CEO & Director

Well, thank you all again for your time today, and more generally — look, let me just close by reiterating the theme particularly of this Q&As. Look, there are short-term factors that can affect our results, that affected our results negatively for a few quarters that we talked about that we felt like we need to comment on that I believe have benefited our results this year. And so we believe in transparency of doing that. But please don’t misunderstand that. I think Ajay and I are incredibly proud of what the team has done here and confident that the team is going to continue to go and build our business over any medium term going forward. And that’s the second message that we hoped you took away from the call. So thank you very much for your support.

Operator

Thank you, sir. Ladies and gentlemen, the conference has concluded. Thank you for attending today’s presentation. At this time, you may disconnect your lines.

OCTOBER 25, 2018 / 1:00PM, FCN - Q3 2018 FTI Consulting Inc Earnings Call

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